Exhibit 23.9

Consent of Independent Accountants

The Board of Directors

Apple REIT Seven, Inc.

Richmond, Virginia

We consent to the following with respect to a Post-Effective Amendment on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Seven, Inc.:

(1)	The use of our report dated September 26, 2006 with respect to the balance sheets of Lake Union Hotel Associates Limited Partnership as of December 31, 2005 and 2004, and the related statements of operations, partners’ deficit and cash flows for the years then ended

(2)	The references to our firm as “experts” in such Post-Effective Amendment.

/s/ Bader Martin, PS

Seattle, Washington

April 26, 2007